Exhibit 1.A(8)(c)(ii)

                          EXPENSE ALLOCATION AGREEMENT

         This Agreement is made as of the 25th day of August, 1998 by and between Security Life of Denver, a Colorado corporation ("Security Life"), A I M Advisors, Inc., a Delaware corporation ("AIM Advisors"), and A I M Distributors, Inc., a Delaware corporation ("AIM Distributors") (collectively, the "Parties").


                              W I T N E S S E T H:

         WHEREAS, AIM Advisors and AIM Distributors serve as the investment adviser and principal underwriter, respectively, of the AIM Variable Insurance Funds, Inc., a Maryland corporation ("Fund"), which currently consists of nine separate series (each, a "Portfolio"); and

         WHEREAS, Security Life has each entered into an agreement, dated December 3, 1997, with the Fund (a "Participation Agreement") pursuant to which the Fund will make shares of each Portfolio listed from time to time on Schedule A of the Agreement available to Security Life at net asset value and with no sales charges, subject to the terms of the Participation Agreement, to fund benefits under variable annuity contracts and/or variable life insurance policies (collectively, "Policies") to be issued by Security Life; and

         WHEREAS, the Participation Agreement provides that the Fund will bear the costs of preparing, filing with the Securities and Exchange Commission and setting for printing the Fund's prospectus, statement of additional information, including any amendments or supplements thereto, periodic reports to shareholders, Fund proxy material and other shareholder communications (collectively, the "Fund Materials"), and that the Fund will provide Security Life with camera ready copies of M Fund Materials; and

         WHEREAS, the Participation Agreement provides that Security Life shall print in quantity and deliver to existing owners of Policies ("Policy owners") the Fund Materials, and that the costs of printing in quantity and delivering to existing Policy owners such Fund Materials will be borne by Security Life; and

         WHEREAS, the Participation Agreement provides that the expenses of distributing a Portfolio's shares and the Policies will be borne by Security Life; and

         WHEREAS, Security Life will incur various administrative expenses in connection with the servicing of Policy owners who have allocated Policy value to a Portfolio, including, but not limited to, responding to various Policy owner inquiries regarding a Portfolio; and


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         WHEREAS, the Parties wish to allocate expenses in a manner that is fair and equitable, and consistent with the best interests of Policy owners; and

         WHEREAS, the Parties hereto wish to establish a means for allocating the expenses that does not entail the expense and inconvenience of separately identifying and accounting for each item of expense;

         NOW, THEREFORE in consideration of the mutual benefits and promises contained herein, the Parties hereto agree as follows:


                         SECTION 1. EXPENSE ALLOCATIONS

         1.1.     Fund Materials.

                  (a) Subject to Section 2 hereof, Security Life, or its affiliates, shall initially bear the costs of printing in quantity and distributing all Fund Materials required by law to be distributed to existing Policy owners who have allocated Policy value to a Portfolio.

                  (b) Subject to Section 2 hereof, Security Life, or its affiliates, shall initially bear the costs of printing in quantity and mailing all Fund Materials to prospective Policy owners.

         1.2.     Sales Materials.

                  (a) AIM Advisors and AIM Distributors, as they may allocate between themselves, shall bear the costs of preparing all sales literature or other promotional material relating to each Portfolio (collectively, "Fund Sales Materials").

                  (b) Subject to Section 2 hereof, Security Life, or its affiliates, shall initially bear the costs of printing in quantity all Fund Sales Materials, and preparing and printing in quantity all sales literature or other promotional material relating to the Policies (collectively, "Security Life Sales Materials").

                  (c) Subject to Section 2 hereof, Security Life, or its affiliates, shall initially bear the costs of mailing all Fund Sales Materials and Security Life Sales Materials to prospective Policy owners.

         1.3.     Policy Owner Servicing.

                  Subject to Section 2 hereof, Security Life, or its affiliates, shall initially bear all costs of servicing Policy owners who have allocated Policy value to a Portfolio, which servicing shall include, but is not limited to, responding to various Policy owner inquiries regarding a Portfolio and recordkeeping relating thereto.

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                      SECTION 2. REIMBURSEMENT OF EXPENSES

         (a) AIM Advisors and AIM Distributors, as they may allocate between themselves, shall pay to Security Life, on a pro rata basis, a monthly payment ("Monthly Payment") equal to a percentage of all Portfolios' average monthly net assets attributable to Policies issued by Security Life at the following annual rates:

    ANNUAL RATE             TOTAL AVERAGE MONTHLY NET ASSETS FOR ALL PORTFOLIOS
         0.15%              Assets up to $ 100 million
         0.20%              Assets in excess of $ 100 million

         (b) For purposes of calculating the amount of the expense reimbursement, described in (a) above, the "average monthly net assets" of all Portfolios for any calendar month shall be equal to the quotient produced by dividing (i) the sum of the net assets of such Portfolios determined in accordance with procedures established from time to time by or under the direction of the Funds' Board of Directors, for each business day of such month, by (ii) the number of such business days; and

         (c) AIM Advisors or AIM Distributors will calculate the payment contemplated by this Section 2 at the end of each calendar month and will make such payment to Security Life within thirty (30) days thereafter. Each payment will be accompanied by a statement showing the calculation of the monthly amounts payable by AIM Advisors or AIM Distributors and such other supporting data as may be reasonably requested by Security Life.

         (e) The form of payment made by AIM Advisors or AIM Distributors pursuant to this Section 2 will be cash; provided, however, that AIM Advisors or AIM Distributors and Security Life may from time to time mutually agree in writing to payments by AIM Advisors or AIM Distributors of a portion of the payments made pursuant to this Section 2 in the form of research services or other forms of payment.

         (f) From time to time, the Parties hereto shall review the Monthly Payment to determine whether it exceeds or is reasonably expected to exceed the incurred and anticipated costs, over time, of Security Life specified in Section 1 hereof. The Parties agree to negotiate in good faith a reduction to the Monthly Payment as necessary to eliminate any such excess, or such other change as may be necessary to reflect the actual costs of the services provided hereunder.


                          SECTION 3. TERM OF AGREEMENT

This Agreement shall continue in effect for so long as the AIM Advisors or its successor(s) in interest, or any affiliate thereof, continues to perform in a similar capacity for the Fund, and for so long as any Policy value or any monies attributable Security Life is allocated to a Portfolio.

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                             SECTION 4. TERMINATION

         This Agreement may be terminated upon mutual agreement of the Parties hereto in writing.

                              SECTION 5. AMENDMENT

         This Agreement may be amended only upon mutual agreement of the Parties hereto in writing.

                               SECTION 6. NOTICES

         Notices and communications required or permitted hereby will be given to the following persons at the following addresses and facsimile numbers, or such other persons, addresses or facsimile numbers as the Party receiving such notices or communications may subsequently direct in writing:

                  Security Life of Denver
                  1290 Broadway
                  Denver, CO 80203
                  Facsimile: (303 ) 860-2134

                  Attn:  Anna M. Kautzman, Esq.
                         Assistant General Counsel


                  A I M Advisors, Inc. or A I M Distributors, Inc. 11 Greenway Plaza, Suite 100
                  Houston, Texas 77046
                  Facsimile: (713) 993-9185

                  Attn: Nancy L. Martin, Esquire

                            SECTION 7. APPLICABLE LAW

         Except insofar as the 1940 Act or other federal laws and regulations may be controlling, this Agreement will be construed and the provisions hereof interpreted under and in accordance with Delaware law, without regard for that state's principles of conflict of laws.

                      SECTION 8. EXECUTION IN COUNTERPARTS

This Agreement may be executed simultaneously in two or more counterparts, each of which taken together will constitute one and the same instrument.

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                             SECTION 9. SEVERABILITY

         If any provision of this Agreement is held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement will not be affected thereby.

                          SECTION 10. RIGHTS CUMULATIVE

         The rights, remedies and obligations contained in this Agreement are cumulative and are in addition to any and all rights, remedies and obligations, at law or in equity, that the Parties are entitled to under federal and state laws.

                              SECTION 11. HEADINGS

         The headings used in this Agreement are for purposes of reference only and shall not limit, or define, the meaning of the provisions of this Agreement.

         IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed in their names and on their behalf by and through their duly authorized officers signing below.


                                                SECURITY LIFE OF DENVER

                                                By:  /s/  Stephen M. Christopher
                                                      --------------------------
                                                Name:   Stephen M. Christopher
                                                      --------------------------
                                                Title:    President
                                                      --------------------------

                                                A I M ADVISORS, INC.

                                                By:  /s/  Robert H. Graham
                                                      --------------------------
                                                Name:   Robert H. Graham
                                                      --------------------------
                                                Title:    President
                                                      --------------------------

                                                A I M DISTRIBUTORS, INC.

                                                By:  /s/  Michael J. Cemo
                                                      --------------------------
                                                Name:   Michael J. Cemo
                                                      --------------------------
                                                Title:    President
                                                      --------------------------

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